Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-135398, 333-160329, 333-182238, 333-189213, 333-212012, 333-214529, 333-217805, 333-218905 and 333-225608) on Form S-8 and (Nos. 333-112542, 333-136023, 333-160983, 333-167498, 333-212011, and 333-219237) on Form S-3 of Arena Pharmaceuticals, Inc. of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Arena Pharmaceuticals, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Arena Pharmaceuticals, Inc. Our report refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

/s/ KPMG LLP

San Diego, California

February 28, 2019